INTELLICALL, INC.

        This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Intellicall, Inc. (the "Company") will be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on Thursday, May 30, 1996, at 10:00 a.m., Dallas time, and the Proxy Statement in connection therewith and (2) appoints William O. Hunt and Michael H. Barnes, and each of them, his proxy with full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

     This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR the election of the director nominees in item 1 on the reverse side, FOR the proposal to adopt the Company's 1995 Employee Stock Purchase Plan, FOR the proposal to approve the issuance of shares to T.J. Berthel Investments, L.P. and FOR ratification of the appointment of independent public accountants.

     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

     If more than one of the proxies named shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     Please date, sign and mail this proxy in the enclosed envelope. No postage is required. (Continued and to be dated and signed on the other side.)
- -------------------------------------------------------------------------------

Please mark box or in blue or black ink.

     The undersigned  directs that his proxy be voted as follows:
1. ELECTION OF DIRECTORS

____FOR all nominees listed below     _____WITHHOLD  AUTHORITY
(except as marked to the contrary below) to vote for all nominees listed below

              WILLIAM O. HUNT, B. MICHAEL ADLER, THOMAS J. BERTHEL,
LEWIS E. BRAZELTON III, RICHARD B. CURRAN, RICHARD E. HANLON,
                           AND HUGH E. HUMPHREY, JR.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

_______________________________________________________________________________

2. To act upon a proposal to adopt the Company's 1995 Employee Stock Purchase Plan.
             _____FOR              _____AGAINST          _____ABSTAIN

3. To act upon a proposal to approve the issuance of up to 160,000 shares (subject to further adjustment) to T.J. Berthel Investments, L.P. pursuant to the conversion features contained in an Amended and Restated 10% Convertible Subordinated Note Due 1999 in the original principal amount of $1,000,000.

             _____FOR              _____AGAINST          _____ABSTAIN
4. To act upon a proposal to ratify the appointment of independent public accountants.

             _____FOR              _____AGAINST          _____ABSTAIN

5. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

                    Please  date this  proxy and sign  your name  exactly  as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

                                   Dated:______________________________, 1996

                                   ___________________________________________
                                   Signature of Stockholder

                                   ___________________________________________
                                   Signature of Stockholder

Please Mark, Date, Sign and Mail Your Proxy Promptly in the Envelope Provided.

                                                             PRELIMINARY COPIES
                                INTELLICALL, INC.

                            2155 Chenault, Suite 410
                          Carrollton, Texas 75006-5023

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 30, 1996

To the Holders of Common Stock of

         INTELLICALL, INC.:

         Notice is hereby given that the 1996 Annual Meeting of Stockholders of Intellicall, Inc., a Delaware corporation (the "Company"), will be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on Thursday, May 30, 1996, at 10:00 a.m., Dallas time, for the following purposes:

     (1) To elect seven persons to serve as directors until the 1996 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     (2) To act upon a proposal to adopt the Company's 1995 Employee Stock Purchase Plan.

     (3) To act upon a proposal to approve the issuance of up to 160,000 shares (subject to further adjustment) to T.J. Berthel Investments, L.P. pursuant to the conversion features contained in an Amended and Restated 10% Convertible Subordinated Note Due 1999 in the original principal amount of $1,000,000.

     (4) To act upon a proposal to ratify the appointment of independent public accountants.

     (5) To transact any other proper business brought before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed April 12, 1996, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's common stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 2155 Chenault, Suite 410, Carrollton, Texas 75006 for ten days prior to the meeting and will be open to the examination of any stockholder during ordinary business hours of the Company.

         Please advise the Company's Transfer Agent, Chemical Shareholder Services Group, Inc., 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, of any change in your address.

         Your vote is important. Whether or not you plan to attend the meeting in person, please mark, sign, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States.


                                          By Order of the Board of Directors,



Carrollton, Texas
April 20, 1996                            Michael H. Barnes,
                                          Secretary

                                                          PRELIMINARY COPIES

                                INTELLICALL, INC.
                            2155 Chenault, Suite 410
                          Carrollton, Texas 75006-5023
                              --------------------

                                 PROXY STATEMENT
                              --------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 30, 1996

         The accompanying proxy, which has been mailed together with the Notice of Annual Meeting and this Proxy Statement to stockholders on or about April 20, 1996, is solicited by the Board of Directors of Intellicall, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on May 30, 1996 at 10:00 a.m., Dallas time. The proxy may be revoked by the stockholder at any time prior to its exercise by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company, or by attending the meeting and voting in person.

         As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the meeting include: (i) the election to the Board of Directors of seven directors to serve as directors until the 1997 Annual Meeting of Stockholders or until their successors are duly elected and qualified, (ii) a proposal to adopt the Company's 1995 Employee Stock Purchase Plan, (iii) a proposal to approve the issuance of shares of common stock pursuant to a convertible subordinated note issued to T.J. Berthel Investments, L.P., and (iv) the ratification of the appointment of independent public accountants.

         All properly executed, unrevoked proxies received before the meeting will be voted in accordance with the directions contained therein. When no direction has been given by a stockholder returning a proxy, the proxy will be voted FOR the election as directors of the nominees named in this Proxy
Statement, FOR the resolution adopting the Company's 1995 Employee Stock Purchase Plan, FOR the resolution to approve the issuance of shares of common stock pursuant to a convertible subordinated note issued to T.J. Berthel Investments, L.P., FOR the ratification of the selection of Price Waterhouse as independent public accountants of the Company, and in the discretion of persons named in the proxy with respect to any other business which may properly come before the meeting. Votes will be tabulated by inspectors of election appointed by the Company. An abstention from voting on a proposal will be tabulated as a vote withheld on the proposal, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the meeting.

         The close of business on April 20, 1996 has been set as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting. Holders of the common stock are entitled to one vote per share on all matters which come before the meeting.

         On the record date, there were outstanding and entitled to vote 7,684,010 shares of common stock. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 28, 1996, the number and percentage of outstanding shares of common stock beneficially owned by (i) each of the executive officers named in the Summary Compensation Table on page 11,
(ii) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (iii) each director and each person nominated to be elected a director of the Company, and (iv) all officers and directors as a group.


                                        Shares of
                                       Common Stock
Name and Address                       Beneficially             Percentage
of Beneficial Owner(1)                   Owned(2)                of Class
- ----------------------                   --------                --------
William O. Hunt (3)                      820,000                     9.8%
2155 Chenault, Suite 450
Carrollton, Texas 75006

B. Michael Adler (4)                     947,813                    12.0%
2155 Chenault, Suite 450
Carrollton, Texas 75006

T.J. Berthel Enterprises,                696,407                     8.9%
  Inc. (5)
100 Second St. S.E.
Cedar Rapids, Iowa 52407-4250

Nomura Holding America                   551,954                     6.7%
Inc.(6)
2 World Financial Center,
Bldg. B - 22nd Floor
New York, New York 10281

Dimension Fund Advisors,                 507,325                     6.2%
  Inc. (7)
1299 Ocean Avenue,
11th Floor
Santa Monica, California 90401

Banca Del Gottardo(8)                    500,000                     6.1%
viale S. Franscini 8
6901 Lugano
Switzerland

Michael H. Barnes(9)                     123,295                     1.6%

Thomas J. Berthel(10)                    20,000                         *

Lewis E. Brazelton III(11)               68,873                         *


                                       -2-





                                        Shares of
                                       Common Stock
Name and Address                       Beneficially             Percentage
of Beneficial Owner                      Owned(2)                of Class
- -------------------                      --------                --------

John M. Carradine(12)                    20,034                        *

Richard B. Curran(13)                   105,600                     1.3%

Richard E. Hanlon(14)                    39,000                        *

Hugh E. Humphrey, Jr.(15)                82,000                     1.1%

Thomas R. Kessler(16)                    12,500                        *

Ray S. Naeini (17)                       75,000                     1.0%

Dennis J. Stoutenburgh(18)               84,625                     1.1%

All officers and directors as a       3,095,147                    33.7%
group (12 persons)(19)

- -------------------------
* less than one percent

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.

(2) Includes shares issuable upon the conversion of subordinated debt or shares issuable upon exercise of options or warrants that have vested or will vest within 60 days.

(3) Includes 76,985 shares as to which Mr. Hunt has shared voting and investment power and 670,000 shares of common stock issuable upon exercise of options.

(4) Includes (i) 37,000 shares held in the name of Adler Computer Systems, Inc., a company wholly owned by B. Michael Adler, a member of the Board of Directors of the Company, (ii) 150,000 shares held by a partnership in which Mr. Adler serves as the general partner and (iii) 200,000 shares of common stock issuable upon exercise of options.

(5) Includes a convertible debenture held by T.J. Berthel Investments,L.P., an affiliate, which debenture is convertible into approximately 160,000 shares of common stock. See "Proposal to Approve Stock Issuance".

(6) Includes 551,954 shares of common stock issuable upon exercise of a warrant.

(7) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 507,325 shares of the Company's stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company,

                                       -3-




         a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(8) Includes 500,000 shares of common stock issuable upon exercise of a warrant.

(9) Includes 106,250 shares of common stock issuable upon exercise of options.

(10) Includes 20,000 shares of common stock issuable upon exercise of options.

(11) Includes 5,091 shares owned by Mr. Brazelton's wife, as to which Mr. Brazelton disclaims beneficial ownership, and 30,000 shares of common stock issuable upon exercise of options.

(12) Includes 19,250 shares of common stock issuable upon exercise of options.

(13) Includes 53,600 shares held by Mr. Curran's wife and a trust of which Mr. Curran's wife is a beneficiary, as to which Mr. Curran disclaims beneficial ownership, and 30,000 shares of common stock issuable upon exercise of options.

(14) Includes 20,000 shares of common stock issuable upon exercise of options.

(15) Includes 80,000 shares of common stock issuable upon exercise of options.

(16) Includes 12,500 shares of common stock issuable upon exercise of options.

(17) Includes 75,000 shares of common stock issuable upon exercise of options.

(18) Includes 81,625 shares of common stock issuable upon exercise of options.

(19) Includes 1,344,625 shares of common stock issuable upon exercise of options and 160,000 shares of common stock issuable upon conversion of a convertible debenture.


                              ELECTION OF DIRECTORS

         Seven directors are to be elected at the Annual Meeting, to hold office until the next annual meeting or until their successors have been elected and qualified, or they have sooner resigned or been removed. The Board of Directors proposes the election of the persons listed below, all of whom are currently directors. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the board of directors, unless the board reduces the number of directors. The seven nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

         The following table sets forth certain information as to the nominees for director.

                                                                                         Served as
         Name and Age                                Positions                          Director Since
         ------------                                ---------                          --------------

         William O. Hunt, 62                         Chairman of the Board of               1992
                                                     Directors, Chief Executive
                                                     Officer, and President

         B. Michael Adler, 49                        Director                               1984

         Thomas J. Berthel, 44                       Director                               1995

         Lewis E. Brazelton III, 55                  Director (1)                           1992

         Richard B. Curran, 60                       Director (2)                           1992

         Richard E. Hanlon, 48                       Director (3)                           1994

         Hugh E. Humphrey, Jr., 70                   Director (4)                           1987


- --------------

(1) Member of Audit Committee and Chairman of Organization and Compensation Committee of the Board of Directors.

(2) Chairman of the Audit Committee and member of Organization and Compensation Committee of the Board of Directors.

(3)      Member of Organization and Compensation Committee of the Board of
         Directors.

(4)      Member of Audit Committee of the Board of Directors.


     William O. Hunt joined the Company in December 1992 as Chairman of the Board, Chief Executive Officer and President. From June 1986 to July 1992, he was Chairman and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications company. Mr. Hunt serves on the boards of The Allen Group Inc., Hogan Systems, Inc. and American Homestead Corporation.

     B. Michael Adler is a founder of the Company and was Vice Chairman of the Board of Directors of the Company from December 1992 until November 1993. Prior to that time he was Chairman of the Board of Directors from the Company's inception in November 1984. He served as Chief Executive Officer of the Company from November 1984 to January 1988. From November 1984 to April 1987, he was also President of the Company. Mr. Adler is Chairman of The Payphone Company Limited, a Sri Lankan Company, and Chief Executive Officer of WorldQuest Networks, L.L.C., a Delaware limited liability company.

     Thomas J. Berthel is Chief Executive Officer and Chairman of the Board of Directors of Berthel Fisher & Company, a financial services holding company based in Cedar Rapids, Iowa. He is also the Chief Executive Officer and Chairman of the Board of Directors for various subsidiaries of Berthel Fisher and Company including Berthel Fisher Leasing, Inc.

     Lewis E. Brazelton III has been Senior Vice President of Rauscher Pierce Refsnes, Inc., an investment banking company, for more than the last five years.

     Richard B. Curran is an attorney and has been an investor in a number of privately held companies since 1989 in which he has also served in either director capacities or senior management positions. Since February 1990 he has been Chief Financial Officer of Earth Satellite Corporation, a corporation that sells and analyzes digitally enhanced satellite imagery to a variety of private and governmental users.

     Richard E. Hanlon is Vice-President of Investor Relations of America Online, Inc. He is also a member of the board of directors of Michael's Stores, Inc. Prior to joining America Online, Mr. Hanlon was the founder of Hanlon & Company in 1993, a consultancy to software and technology companies, and venture capital and investment banking firms. From 1987 to 1993 he was Vice President of Corporate Communications and Secretary of Legent Corporation. He earlier held senior management positions at UCCEL Corp. and Docutel Corp. in Dallas, Texas.

     Hugh E. Humphrey, Jr. is President and Chief Executive Officer of the Algiers Homestead Association, a Louisiana savings and loan association. Mr. Humphrey has been with the Algiers Homestead Association since 1963.

     The Board of Directors recommends a vote FOR the election of all seven nominees to the Board.

     Committees and Meetings of the Board of Directors. The Board of Directors has established two committees, the Organization and Compensation Committee and the Audit Committee. The Organization and Compensation Committee (the "Compensation Committee"), currently composed of Messrs. Brazelton, Curran and Hanlon, met two times (in addition to meetings held as a part of certain Board of Directors meetings) during the fiscal year ended December 31, 1995. This committee reviews and approves salaries and bonuses of executive officers and administers the Company's stock option and purchase plans. The Audit Committee, currently composed of Messrs. Curran, Humphrey and Brazelton met five times during the fiscal year ended December 31, 1995. This committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and scope of audits, reviews the Company's significant accounting policies and internal controls, and has general responsibility for related matters. The Company does not have a standing nominating committee of the Board of Directors; however, the Compensation Committee has performed services as a nominating committee.

     The Board of Directors held nine meetings, either in person or by telephonic conference, during the fiscal year ended December 31, 1995. Additionally, the Board of Directors adopted various resolutions during 1995 by unanimous consent. None of the directors (other than Mr. Hanlon) attended fewer than 75% of the meetings of (i) the Board of Directors and (ii) the committees on which they served, during their tenure.

     Director Compensation. During 1995 each member of the Board of Directors who was not an officer or employee of the Company received an annual $13,500 director's retainer for serving on the board. Additionally each director was paid a fee of $675 for each director's meeting he attended and a $675 fee for each committee meeting he attended other than committee meetings held on the same day as a directors meeting. Directors were also reimbursed for expenses relating to attendance at meetings.


                                   MANAGEMENT

     The following table sets forth certain information as of February 28, 1996 with respect to the executive officers of the Company.

                                                              Served as
         Name and Age             Position                  Officer Since
         ------------             --------                  -------------
William O. Hunt, 62          Chairman of the Board               1992
                             of Directors, Chief
                             Executive Officer and
                             President

Michael H. Barnes, 53        Senior Vice President,              1993
                             Corporate Staff, Chief
                             Financial Officer and
                             Secretary

Dennis Stoutenburgh, 33      President                           1991
                             Communications Group

John M. Carradine, 37        Vice President of Finance           1994
                             and Controller

Thomas R. Kessler, 37        Vice President of                   1995
                             Operations


     William O. Hunt See "Election of Directors" above.

     Michael H. Barnes joined the Company in September 1993 as Senior Vice President, Corporate Staff, Chief Financial Officer and Secretary. From March 1987 to July 1992, Mr. Barnes was the Chief Financial Officer of Alliance Telecommunications Corporation.

     Dennis Stoutenburgh was appointed President of the Communications Group of the Company in January 1995. He served as Vice President-Billing Services for the Company from March 1991 to February 1993. From September 1989 to March 1991 he was Director of Billing Services for the Company. From April 1988 to August 1989 he was Director-Finance for the Company.

     John M. Carradine has been Vice President of Finance and Controller of Intellicall since September 1995. From May 1994 to September 1995 he served as Treasurer of the Company. From October 1990 to May 1994 he was Director of Finance and Investor Relations. From February 1983 to October 1990 Mr. Carradine served in various executive capacities with Computer Language Research, Inc. in Carrollton, Texas. Mr. Carradine is a CPA licensed in the State of Texas.

     Thomas R. Kessler joined the Company in April 1995 as Vice President of Operations. From July 1989 to September 1995 he was President of Cherokee Electronica S.A. de C.V. in Guadalajara, Jalisco Mexico. From February 1987 to July 1989 he was Engineering Manager for American Shizuki Corp., Mexico.

     The Company's officers are elected by the Board of Directors and serve at the discretion of the Board.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended December 31, 1995, Adtel Communications, Inc. ("ACI") and The Payphone Company, LTD. ("Payphone"), purchased and licensed equipment from the Company totaling $218,000 and reduced amounts owed to the Company by $757,000, which included approximately $13,000 in interest related to license fees and leases. As of December 31, 1995, ACI and Payphone owed the Company $272,000 for trade receivables. B. Michael Adler is a director of Adtel Communications, Inc. and of the Company. Mr. Adler and other members of Mr. Adler's family own the majority of ACI's stock.

     Thomas J. Berthel, a director of the Company, is President of Berthel Fisher Leasing, Inc., a wholly-owned subsidiary of Berthel Fisher & Company. During 1995 Berthel Fisher Leasing, Inc. purchased equipment from the Company in the amount of $431,000 and reduced amounts owed the Company by $504,000 to $13,800. The equipment was purchased by Berthel Fisher Leasing, Inc. in connection with the provision of equipment lease financing for the Company's customers.

     On February 15, 1994 the Company issued a $1 million, 10% convertible subordinated note to T.J. Berthel Investments, L.P., an affiliate of Thomas J. Berthel, a director of the Company. An amended and restated note was issued on August 9, 1994. Interest is payable quarterly with the entire principal amount maturing on March 31, 1999. The note may be converted into 160,000 shares of common stock at any time. See "Proposal to Approve Stock Issuance". During 1995 the Company paid $100,000 in interest on such note.


                             EXECUTIVE COMPENSATION

Organization and Compensation Committee Report on Executive Compensation

         The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a higher than average return on the Company's common stock while ensuring that the Company's compensation levels are fair and appropriate to both its executives and stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to have total compensation linked significantly with the operating performance of the Company. Although the Compensation Committee recognizes that the improvement of operating performance of the Company and higher stock prices do not necessarily move in tandem over the short term, the Compensation Committee believes that the two criteria will correlate over the long term.

         The Compensation Committee does not expect to pay above-average base salaries to its executive officers, but does expect to utilize performance-oriented and equity-based compensation to reward positive performance and results.

         For 1994 and thereafter Mr. Hunt and the Compensation Committee recommended and the Board of Directors adopted a discretionary bonus plan for corporate officers and other managers. Maximum bonus levels under the plan range from 60% to 100% of base salary and are based primarily on the aggregate performance of all business segments and departments of the Company. Under the new plan, the principal share of the bonus will be based on the Company achieving a level of net income in excess of the Company's weighted average cost of capital (as defined in the new plan) and up to 12.5% of base salary will be based on discretionary factors considered by the Compensation Committee (including Mr. Hunt's recommendations with respect to other officers and managers), such as management effectiveness as exhibited through relationships with customers, vendors, employees and stockholders, new product development, special problem handling, and planning and execution of operations. No bonuses were paid pursuant to this bonus plan in 1994 or in 1995.

         The Compensation Committee also supports the position that stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, aligns the interests of the executive officers with the stockholders of the Company. By using equity-based compensation over a period of time, the executive officers of the Company should become larger holders of Company stock. This is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value an even more important focus for the Company's management group. In addition, the Compensation Committee believes that the use of equity-based compensation combined with a focus on the operating performance of the Company will create a balance of these two long-term objectives.

CEO Compensation

         William O. Hunt is the Chief Executive Officer, Chairman of the Board and President of the Company.

         Mr. Hunt's compensation package was the result of arm's length negotiations conducted in 1992 between members of the Board of Directors and Mr. Hunt, and was approved by the Compensation Committee and the Board of Directors. The Compensation Committee and the Board were advised by an independent compensation consulting firm.

         In accordance with Mr. Hunt's stated goal of building stockholder value and consistent with the Compensation Committee's compensation philosophy described above, a compensation package involving a relatively low base salary, participation in a performance-based bonus plan and a relatively large stock option grant was agreed upon.

         Mr. Hunt's base salary was set at $225,000 and it was agreed that he would participate in a bonus plan such as the Company's discretionary plan described above. Based upon the advice of its independent compensation consultant, the Compensation Committee concluded that Mr. Hunt's proposed salary and bonus arrangements were reasonable and were well within the range of similar arrangements made by comparable companies. On January 1, 1994 Mr. Hunt voluntarily reduced his base salary to $202,500.

         As noted above, in 1992 Mr. Hunt was granted options to purchase 670,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan. The options were fully vested as of December 31, 1995. Based upon the advice of its independent consultant, the Compensation Committee determined that, although the amount of the stock option grant was above average principally in terms of the percentage of shares involved, a number of comparable grants have been made by other companies that have recruited senior executives in "turnaround" or start-up situations. The Compensation Committee concluded that this stock option grant was justified given Mr. Hunt's qualifications and the Company's need to install a new chief executive who could build stockholder value.

                                            Respectfully submitted,

                                            Lewis E. Brazelton III, Chairman

                                            Richard B. Curran

Summary Compensation Table

         The following table sets forth information with respect to the compensation to (i) the Company's chief executive officer at December 31, 1995 and (ii) the other five most highly compensated executive officers of the Company during 1995, for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993.

                                                                            Stock
                                           Annual Compensation(1)          Options       All Other
         Name               Year         Salary     Bonus      Other       (shares)   Compensation(2)
         ----               ----         ------     -----      -----       --------   ---------------
William O. Hunt             1995          $202,500    --         --             --              $981
  Chairman of the           1994          $202,500    --         --             --              $970
  Board of Directors,       1993          $224,080    --         --             --                --
  Chief Executive
  Officer, President

Michael H. Barnes           1995          $150,000    --         --         25,000            $2,250
 Senior Vice President      1994          $150,000    --         --         25,000            $1,922
 Corporate Staff,           1993           $63,731    --         --         75,000                --
 Chief Financial
 Officer and Secretary

Ray S. Naeini(3)            1995          $180,000    --         --             --              $960
  President                 1994          $180,000    --         --         25,000              $975
  Global Telecom Group      1993          $196,684    --         --         55,000                --

Dennis J. Stoutenburgh      1995          $150,000    --         --         25,000            $1,748
  President                 1994          $150,000    --         --         25,500            $1,748
  Communications Group      1993          $120,355    --         --         25,000            $2,249

John M. Carradine           1995          $108,339    --         --          6,000            $1,217
  Vice President of         1994          $107,800    --         --         11,000                --
  Finance and               1993          $107,800    --         --          5,000                --
  Controller

Thomas R. Kessler           1995          $102,288    --         --         25,000            $1,441
  Vice President of         1994                --    --         --             --                --
  Operations                1993                --    --         --             --                --

- ---------------------

(1) The compensation described in the table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance, and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company's business. No executive officer names above received other compensation in excess of the lesser of $50,000 or 10% of such officer's salary and bonus compensation.
(2) All Other Compensation consists of matching payments by the Company pursuant to its 401(k)Plan.
(3)      On July 11, 1995, Mr. Naeini resigned from the Company.

1995 Option Grants

         The following table sets forth the number, percent of total options granted to named employees, exercise price and duration of options granted to the named executive officers, and the hypothetical gain that would result from assumed annual rates of stock price appreciation over the term of the options. See "Compensation Plans" below.

                                                  Percent
                                                  of Total                                  Potential Realizable
                                                  Options                                     Value at Assumed
                                                 Granted to                                   Annual Rates of
                                                 Employees                                     Appreciation
                                    Options       in Fiscal     Exercise     Expiration       For Option Term
         Name                      Granted(1)      1995          Price          Date          5%            10%
         ----                      ----------      ----          -----          ----          --            ---
Michael H. Barnes                     25,000       15.1%        $4.13         04/03/05        $168,184      $267,804
Dennis J. Stoutenburgh                25,000       15.1%        $4.13         04/03/05        $168,184      $267,804
John M. Carradine                      6,000        3.6%        $4.13         04/03/05         $40,365       $64,275
Thomas R. Kessler                     25,000       15.1%        $4.13         04/03/05        $168,184      $267,804

(1) Options granted are exercisable generally for a period of ten years at the price of the Company's common stock on the date of grant. The options vest as follows: 50% on December 31 of the year of grant and 25% on December 31 of each following year.

1995 Year-end Value of Stock Options

         The following  table sets forth  information  with respect to the named
executive   officers   concerning  the  exercise  of  options  during  1995  and
unexercised options held as of December 31, 1995.

                                                                                                        Value of
                                                                      Number                          Unexercised
                                 Shares                           of Unexercised                      In-the-Money
                                Acquired                           Options at                          Options at
                                   on           Value           December 31, 1995                  December 31, 1995(1)
         Name                   Exercise       Realized     Exercisable   Unexercisable        Exercisable    Unexercisable
         ----                   --------       --------     -----------   -------------        -----------    -------------
William O. Hunt                      --            --            670,000           --            $ 83,750        $     --
Michael H. Barnes                    --            --            106,250          18,750         $     --        $     --
Ray S. Naeini                        --            --             75,000           --            $     --        $     --
Dennis J. Stoutenburgh               --            --             81,625          18,875         $     --        $     --
John M. Carradine                    --            --             19,250           5,750         $     --        $     --
Thomas R. Kessler                    --            --             12,500          12,500         $     --        $     --

- --------------------


                                      -12-



(1) Market value of underlying securities at December 31, 1995 less the exercise price.

Director Compensation

         See "Election of Directors - Director Compensation" for a discussion of director compensation.

Indemnification Arrangements

         The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits.

Stock Option Plans

         Prior to 1991 the stock option plans described below were administered as separate plans. In 1991 the plans were restated in their entirety in a single document and are known as the "Intellicall, Inc. 1991 Stock Option Plan". Each separate plan was previously approved by the Company's stockholders.

         Incentive Stock Option Plan. The Board of Directors of the Company adopted the Incentive Stock Option Plan for key employees of the Company and its subsidiaries. The Incentive Stock Option Plan has been approved by the stockholders of the Company. Up to 1,525,000 shares of common stock are authorized to be issued under the Incentive Stock Option Plan. The purpose of the Incentive Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract and retain persons of ability as employees. The Incentive Stock Option Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Incentive Stock Option Plan is administered by the Compensation Committee. Options for the purchase of common stock under the Incentive Stock Option Plan may be granted to key employees selected from time to time by the Compensation Committee. Only directors who are employees are eligible to receive options under the Incentive Stock Option Plan. The Compensation Committee determines the exercise price of such options at the time of grant. The exercise price of any options granted pursuant to the Incentive Stock Option Plan will be at least equal to the fair market value of the common stock on the date the options are granted. Each option has a term of up to 10 years and is exercisable only at such times as the Compensation Committee determines at the time of grant. The option period automatically terminates three months following the date the holder ceases to be an employee of the Company for any reason. No cash consideration is paid by the employee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash or common stock, or any combination of cash or common stock.

         Options granted under the Incentive Stock Option Plan may be "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), non-qualified options (options which do not meet the requirements of Section 422 of the Code), or both. The Incentive Stock Option Plan contains various provisions to ensure that Incentive Stock Options comply with Section 422.

         At February 29, 1996, the Company and its subsidiaries had approximately 238 employees who were eligible to participate in the Incentive Stock Option Plan. At present, such persons hold options granted under the Incentive Stock Option Plan to purchase an aggregate of 1,176,880 shares of common stock.

         Non-Qualified Stock Option Plan. The Board of Directors of the Company adopted the Non-Qualified Stock Option Plan for officers, directors and key employees of the Company and its subsidiaries. The Non-Qualified Stock Option Plan has been approved by the stockholders of the Company. Up to 600,000 shares of common stock are authorized to be issued under the Non-Qualified Stock Option Plan. The purpose of the Non-Qualified Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract and retain persons of ability as officers, directors and employees. The Non-Qualified Stock Option Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Non-Qualified Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options for the purchase of common stock under the Non-Qualified Stock Option Plan may be granted to key individuals selected from time to time by the Compensation Committee. No director is eligible to receive options under the Non-Qualified Stock Option Plan while such director is a member of the Compensation Committee. Furthermore, only directors who are employees are eligible to receive options under the Non-Qualified Stock Option Plan. The exercise price for any options granted pursuant to the Non-Qualified Stock Option Plan is determined by the Compensation Committee on the date the options are granted and must be at least equal to 85% of the fair market value of the common stock on the date of grant. Each option has a term of up to 10 years and is exercisable only at such times as the Compensation Committee determines at the time of grant. The option period automatically terminates three months following the date the holder ceases to be an employee of the Company for any reason. No cash consideration is paid by the employee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash, common stock, a promissory note or any combination of the foregoing.

         At February 29, 1996 the Company and its subsidiaries had approximately 238 employees who were eligible to participate in the Non-Qualified Stock Option Plan. At present, William O. Hunt holds options granted under the Non-Qualified Stock Option Plan to purchase an aggregate of 430,000 shares of common stock, and B. Michael Adler holds options granted under the Non-Qualified Stock Option Plan to purchase an aggregate of 170,000 shares of common stock.

         Directors' Stock Option Plan. The Board of Directors of the Company adopted the Directors' Stock Option Plan for non-employee directors of the Company. Up to 350,000 shares are authorized to be issued under the Director's Stock Option Plan. The purpose of the Directors' Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract, motivate and retain qualified, non-employee directors.

         The Directors' Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options for the purchase of common stock under the Directors' Stock Option Plan are automatically granted to each non-employee director. In December 1992, the Board of Directors amended the Directors' Stock Option Plan to provide the automatic grant as follows:

         (i) each non-employee director as of February 1, 1993, who had not previously received Director Options was granted an option to purchase 20,000 shares of common stock on February 1, 1993, and was automatically entitled to receive a grant of an option to purchase 10,000 shares of common stock as of February 1, 1994; and

         (ii) each person who becomes a non-employee director subsequent to February 1, 1993 will receive an option to purchase 20,000 shares of common stock on the first business day of February after he becomes a director and an option to purchase 10,000 shares of common stock on the first business day of the next succeeding February.

         The exercise price for all options granted pursuant to the Directors' Stock Option Plan will be at least equal to the fair market value of the common stock on the date the options are granted. Each option has a term of up to ten years. The options granted under the first installment vest immediately upon grant and the options granted under the second installment vest on December 31 of the calendar year in which they are granted. No cash consideration is paid by the grantee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash or common stock of the Company.

         At December 31, 1995, the Company and its subsidiaries had four directors who were eligible to participate in the Directors' Stock Option Plan. At present, such persons hold options granted under the Directors' Stock Option Plan to purchase an aggregate of 140,000 shares of common stock.

Employee Stock Purchase Plan

         The Board of Directors of the Company adopted the 1995 Employee Stock Purchase Plan for employees of the Company and its subsidiaries. See "Proposal to Approve the Company's 1995 Employee Stock Purchase Plan" regarding a proposal by the stockholders of the Company to approve the plan. Up to 300,000 shares of common stock are authorized to be issued under the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company at a discount through accumulated payroll deductions. The Employee Stock Purchase Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Employee Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. Participating employees are entitled to enroll during one or both of two six month offering periods during each calendar year. Eligible employees may elect to have payroll deductions made on each payday during each offering period in an amount not exceeding ten percent (10%) of the compensation which he or she receives on each such payday. At the end of each offering period the accumulated payroll deductions are utilized to purchase shares of common stock from the Company pursuant to the exercise of options granted at the beginning of each offering period. The purchase price for the shares purchased with the payroll deductions is equal to eighty-five percent (85%) of the fair market value of a share of common stock on the first trading day or the last trading day of each offering period, whichever is lower.

         At February 29, 1996, the Company and its subsidiaries had approximately 237 employees who are eligible to participate in the Employee Stock Purchase Plan, of which 17 employees are actually participating in the Employee Stock Purchase Plan. See "Proposal to Adopt the Company's 1995 Employee Purchase Plan."

         Change in Control Arrangements. Pursuant to the Company's 1991 Stock Option Plan, in the event of an impending merger, liquidation, sale of all or substantially all of the Company's assets, or if at any time, two-thirds of the Company's directors are not "Continuing Directors" as defined in the Plan, 100% of the options granted pursuant to the Incentive, Non-Qualified and Directors' Stock Option Plans automatically become immediately and fully exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of Forms 3, 4 and 5, and all amendments thereto, furnished to the Company, or written representations that no Forms 5 were required, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during 1995 except the following: a Form 3 Initial Report for Richard E. Hanlon was filed delinquently and a Form 3 Initial Report for Thomas
J. Berthel was filed delinquently.

                             STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended December 31, 1995, with the cumulative total return of (i) Standard & Poors--500 Stock Index, (ii) the Standard & Poors High Tech Composite Index and (iii) the Standard & Poors Telephone Manufacturers Index. The comparison assumes $100 was invested on December 31, 1989 in the Company's common stock and in each of the other indices and assumes reinvestment of dividends. The Company paid no dividends during the five year period.

          COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG INTELLICALL,
             S&P 500 INDEX, S&P TELEPHONE MANUFACTURER'S INDEX, AND
                      S&P HIGH TECHNOLOGY COMPOSITE INDEX.

                                                          Telephone              S&P
 Measurement Period                        S&P          Manufacturer's     High Technology
(Fiscal Year Covered)    Intellciall    500 Index          Index           Composite Index
- ---------------------    -----------    ---------          -----           ---------------

Measurement Pt-12/31/90  $100           $100                $100                $100

FYE 12/31/91             $ 54           $130                $108                $114

FYE 12/31/92             $ 55           $140                $118                $119

FYE 12/31/93             $ 79           $155                $136                $146

FYE 12/31/94             $ 39           $156                $131                $170

FYE 12/31/95             $ 39           $215                $197                $245


        PROPOSAL TO ADOPT THE COMPANY'S 1995 EMPLOYEE STOCK PURCHASE PLAN


General

         In July 1995 the Board of Directors of the Company adopted the 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The description in this proxy statement of the Employee Stock Purchase Plan is included solely as a summary, does not purport to be complete and is qualified in its entirety by the Employee Stock Purchase Plan attached hereto as Exhibit "A".

         The Employee Stock Purchase Plan is an arrangement under which the employees of the Company and its subsidiaries may purchase shares of common stock of the Company at a discounted price through accumulated payroll deductions. The purpose of the Employee Stock Purchase Plan is to provide incentives to employees of the Company and its subsidiaries, to attract individuals with a high degree of training, experience, expertise and ability, to provide an opportunity to such individuals to acquire a proprietary interest in the success of the Company, to increase their interest in the Company's welfare, to align their interests with those of the Company stockholders and to encourage them to remain with the Company.

Administration of the 1995 Employee Stock Purchase Plan.

         The Employee Stock Purchase Plan is administered by the Compensation Committee composed of non-employee directors of the Company who meet the requirements of "disinterested person" in Section 16(b) of the Securities and Exchange Act of 1934.

Eligibility

         Any individual (i) who is an employee of the Company for purposes of tax withholding under the Internal Revenue Code of 1986, as amended, (ii) whose customary employment with the Company or any approved subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year and (iii) who has been continuously employed by the Company for at least three
(3) months on any given Enrollment Date (as hereinafter defined) is eligible to participate in the Employee Stock Purchase Plan. The number of individuals who are eligible employees of the Company as of February 29, 1996 is approximately 237.

         Notwithstanding the eligibility provisions described above, no employee shall be granted an option to purchase common stock under the Employee Stock Purchase Plan (i) if, immediately after the grant, such employee would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares as described under the Employee Stock Purchase Plan) for each calendar year in which such option is outstanding at any time.

Offering Periods

     Eligible employees are entitled to participate in one or both of the offering periods (herein so called) conducted under the Employee Stock Purchase Plan during each calendar year. The Offering Periods commence on the first trading day (defined under the Employee Stock Purchase Plan to mean a day on which national stock exchanges and the NASDAQ system are open for trading) on or after January 1 and July 1 of each year and ending on the last trading day in the period ending the following June 30 or December 31, respectively. During each Offering Period, eligible employees may direct and authorize the Company to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of such employee's compensation which he or she receives on each payday during the Offering Period. All payroll deductions made for a participant are credited to his or her account under the Employee Stock Purchase Plan. A participant may not make additional payments into such account.

     On the first day of each Offering Period each eligible employee participating in such Offering Period is granted an option to purchase on the last day of each Offering Period (at the applicable purchase price) up to a number of shares of the Company's common stock determined by dividing such employee's payroll deductions accumulated during the Offering Period by the applicable purchase price; provided that, in no event shall an employee be permitted to purchase during each Offering Period more than a number of shares of common stock determined by dividing $12,500 by the fair market value of a share of the Company's common stock on the first day of each Offering Period. The Company does not receive any consideration for the grant of any options.

     On the last day of each Offering Period, each participating employee purchases shares of common stock from the Company at a purchase price per share in amount equal to eighty-five percent (85%) of the fair market value of a share of common stock on the first trading day of each Offering Period or on the last trading day of each Offering Period, whichever is lower.

     A participant in the Employee Stock Purchase Plan may discontinue his or her participation in the plan or may decrease the rate of his or her payroll deductions during the Offering Period by so notifying the Company. In addition the Board of Directors, in its discretion, may limit the number of participation rate changes during any Offering Period. A participant may not increase the rate of his or her payroll deduction during an Offering Period.

Number of Shares under the Employee Stock Purchase Plan

     The maximum number of shares of the Company's common stock which will be issued pursuant to the Employee Stock Purchase Plan shall be 300,000 shares subject to adjustment in the event of any change in the number of outstanding shares of common stock of the Company or any change in the character or rights of the common stock which occurs as a result of a stock split, reserve stock split, stock dividend, combination or reclassification of the common stock. In any such event, appropriate adjustments will be made in the maximum number of shares which may be issued under the Employee Stock Purchase Plan.

         In addition, in the case of dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option outstanding under the Employee Stock Purchase Plan shall be assumed or an equivalent shall be substituted by such parent or subsidiary of such successor corporation unless the Board of Directors determines to shorten the Offering Period then in progress by setting a new exercise date.

Amendments

         The Board of Directors may at any time and for any reason terminate or amend the Employee Stock Purchase Plan provided no such termination can affect options previously granted. However, an Offering Period may be terminated by the Board of Directors on any exercise date if the Board of Directors determines that termination of the Employee Stock Purchase Plan is in the best interest of the Company and its shareholders. Furthermore, the Board of Directors shall be entitled to change Offering Periods, limit their frequency and/or number of changes in the amount withheld during an Offering Period, and establish other requirements relating to the operations and workings of the Employee Stock Purchase Plan without shareholder consent.

Actual Employee Participation in 1995

         The   following   table  sets  forth  certain   information   regarding
participation in the Employee Stock Purchase Plan by executive officers of the Company and employees of the Company.

                                                                      Number of Shares
                    Name(1)                        Dollar Value          Purchased
                    -------                        ------------       ----------------

         Michael H. Barnes                          $2,999.15              1,045
         John M. Carradine                          $  815.08                284
         Thomas R. Kessler                          $1,868.37                651
         Executive Group                            $5,682.60              1,980
         Non-Executive Director Group               $3,619.07              1,261
         Non-Executive Officer Employee Group       $7,823.62              2,726

- ---------------

(1) Due to his ownership position in the common stock of the Company, Mr. Hunt is not eligible to participate in the Employee Stock Purchase Plan. Additionally, directors are not eligible participants under the Employee Stock Purchase Plan.

Federal Income Tax Consequences

         Options granted under the Employee Stock Purchase Plan are intended to constitute qualified stock options in an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986 (the "Code"). In general, no taxable income will be realized at the time an option is granted pursuant to the

Employee Stock Purchase Plan (i.e., the Enrollment Date) or at the time of purchase of shares pursuant to the Employee Stock Purchase Plan. Upon disposition of shares (other than a transfer by a decedent to his or her estate) two years or more after the date of the grant of the option and at least one year after acquiring such shares, a participant will recognize as ordinary income (and not as gain upon the sale or exchange of a capital asset) an amount equal to the lesser of:

          (i) The excess of the fair market value of the shares on the date of disposition over the amount paid for such shares, or

          (ii) 15% of the fair market value of the shares at the time of grant of the option.

         In addition, a participant may incur a capital gain in an amount equal to the difference between the sale price of the shares and the basis in the shares (i.e., purchase price plus the amount, if any, taxed to the participant as ordinary income described above).

         Upon disposition of the shares (including any gifts of shares) within two years after the date when a participant is granted an option or within one year after the date a participant acquires such shares, the participant generally will have ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the amount paid for the shares. In addition, the participant may incur a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and basis in the shares (i.e., purchase price plus the amount, if any, taxed to the participant as ordinary income as described above).

         In the event that the sale of shares acquired upon the exercise of an option could subject a participant to liability under Section 16(b) of the Securities Exchange Act of 1934, the time for determining the amount of ordinary income, for reporting such income, and for commencing the holding period for capital gains purposes is postponed until the restrictions of Section 16(b) no longer apply. The amount of ordinary income reportable and the amount of the Company's corresponding deduction will be measured by the excess of the fair market value per share on such later date over the exercise price paid for the shares. However, by making an appropriate election under Section 83(b) of the Code within 30 days of the exercise date of an option, a participant may treat the acquired shares for income tax purposes as if they were not restricted under said Section 16(b).

         Upon a disposition of any shares of common stock received pursuant to the exercise of any option under the Employee Stock Purchase Plan or any event resulting in taxable compensation to a participant, the Company will have the right to require the participant to remit to the Company an amount sufficient to satisfy all federal, state and local requirements as to income tax withholding and employee contributions to employment taxes or, alternatively, in the Compensation Committee's sole discretion, the Company may withhold all such amounts from other cash compensation then being paid to the participant by the Company.

Vote Required and Recommendation for Approval of the Proposed Adoption of the 1995 Employee Stock Purchase Plan

         To be approved by the stockholders, the Employee Stock Purchase Plan must receive the approval of stockholders holding at least a majority of the outstanding shares of common stock. The enclosed form of proxy provides a means for stockholders to vote for the Employee Stock Purchase Plan, to vote against the Employee Stock Purchase Plan, or to abstain from voting with respect to the Employee Stock Purchase Plan. Each properly executed proxy received in time for the meeting will be voted as specified therein.

         The board of directors recommends that you vote FOR the approval of the Employee Stock Purchase Plan.


                       PROPOSAL TO APPROVE STOCK ISSUANCE

         On February 15, 1994, the Company issued a $1,000,000, 10% Convertible Subordinated Note (the "Original Note") to T.J. Berthel Investments, L.P. Interest on the Original Note was payable quarterly with the entire principal amount maturing on March 31, 1999. The Original Note was convertible into 160,000 shares of common stock at any time. In conjunction with the financing obtained by the Company on August 9, 1994 from Nomura Holding America, Inc., the Original Note was amended and restated pursuant to the terms of an Amended and Restated 10% Convertible Subordinated Note due 1999 (the "Amended Note"). Interest on the Amended Note is payable quarterly with the entire principal maturing on March 31, 1999. The Amended Note may be converted into 160,000 shares of common stock at any time subject to standard adjustments of the conversion price for stock dividends, stock splits, reverse stock splits and other similar corporate actions. A copy of the Amended Note is attached hereto as Exhibit "B".

         At the time of issuing the Original Note, T.J. Berthel Enterprises, Inc., an affiliate of T.J. Berthel Investments, L.P. (the "Holder") beneficially owned in excess of five percent (5%) of the outstanding common stock of the Company. Furthermore, subsequent to issuance of the Original Note and the Amended Note, Thomas J. Berthel was appointed a director of the Company on October 16, 1995.

         The guidelines of the New York Stock Exchange, Inc. (on whose exchange the Company's common stock is traded) requires that the Company seek shareholder approval prior to the listing of any shares of common stock on such exchange which are issued or are to be issued to any party who is a greater than five percent (5%) shareholder of the Company. For such reason and in order to obtain the appropriate listing for the common stock underlying the conversion feature of the Amended Note, the Company is seeking the approval of the stockholders herein.

         Adoption of such proposal will require the affirmative vote of the holders of the majority of the outstanding shares of the common stock entitled to vote thereon.

         The Board of Directors recommends a vote FOR the approval of the proposal to approve the issuance of common stock to T.J. Berthel Enterprises, L.P. upon conversion of the Amended Note.

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors of the Company has selected the firm of Price Waterhouse LLP as the independent accountants and auditors to examine the financial statements and books and records of the Company for the year ending December 31, 1996 and recommends to the shareholders that such selection be ratified and approved at the meeting. The firm of Price Waterhouse LLP examined the financial statements of the Company for the year ended December 31, 1995 and is considered by the Board of Directors to be well qualified.

         Representatives of Price Waterhouse LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent public accountants of the Company.


                              STOCKHOLDER PROPOSALS

         In order for stockholder proposals to receive consideration for inclusion in the Company's 1995 Proxy Statement, such proposals must be received at the Company's offices at 2155 Chenault, Suite 410, Carrollton, Texas 75006-5023, Attention: Secretary, by December 15, 1996.


                             SOLICITATION OF PROXIES

         The Company will pay the expense of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Chemical Bank to solicit proxies for the meeting from brokers, banks and nominees. For such services the Company has agreed to pay Chemical Shareholder Services a fee of $4,500.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the meeting. However, if other proper items of business should come before the meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors,



                                          Michael H. Barnes
                                          Secretary


Carrollton, Texas
April  20, 1996